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                                                                    Exhibit 10.3


                              RELOCATION AGREEMENT

Daleen Technologies' goal is to provide the financial assistance necessary to make it possible for employees to relocate. This information summarizes the assistance available to you. It is the Company's intention to cover reasonable expenses so that relocation will not become a barrier to a professional opportunity. The following benefits are provided to assist you in relocating your family from Boca Raton to Tampa:

1. Movement & packing/unpacking of your household goods which includes the transportation of personal automobiles (2 maximum) should you decide not to drive to your new location.

     Excluded from these benefits are jewelry, currency, important papers, furs, firearms and valuable collections (stamps, coins, etc.). Such items should NOT be transported by the moving company and will not be covered under this agreement. In addition, Daleen will NOT pay for insurance, storage, packing or shipment of airplanes, boats, plants, construction and other raw/unfinished materials, heavy machinery or any other special handling item unless express written approval is obtained first. Such approval must be attached as an addendum to this agreement at the time of its execution.

2. The Company will reimburse all normal and reasonable closing costs associated with the sale of your current home up to a maximum amount equal to 7.5% of the original purchase price.

3. The Company will reimburse all reasonable and customary closing costs associated with purchasing your new home in Tampa. The maximum reimbursement is equal to 4% of the purchase price of your new home.

4. You will be reimbursed for reasonable expenses incurred for transporting your family to your new home. These include en-route expenses such as travel, meals and lodging.

5. If you incur duplicate housing expenses, you will be reimbursed for mortgage interest, real estate taxes and insurance expenses for the lower cost residence for 90 days. In addition, should you move prior to selling your current home, the Company will reimburse you for reasonable recurring utility and maintenance fees necessary for maintaining the house in presentable condition. Examples of maintenance fees are lawn care and pool maintenance.

6. Loss Protection Assistance - Should you incur a shortfall below the original purchase price of your home, the Company will reimburse the difference between the final sales price of your current home and the original contract purchase price up to a maximum of 10% of the original contract purchase price. In order to qualify for this benefit, you must demonstrate an aggressive approach to selling your home within the first 90 days and any recommend an alternate approach to marketing and/or pricing the home. Should you reject the Company's recommended plan of action, you will be subject to the loss of this benefit in its entirety.

7. Bridge Loan - Should you need to close on your new home prior to selling your existing home, Daleen will reimburse you for expenses associated with the financing of a bridge loan for the down payment towards your new home.

8. Some of the reimbursements and allowances in this agreement are tax deductible. Certain expenses, however, will be regarded as taxable income to you. To help offset this extra tax



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     expense, certain payments regarded as taxable income for which you are not permitted to take a corresponding deduction on your personal tax return will be "grossed up". This allowance will be based on your Daleen Salary and paid for each year in which you have an extra tax liability related to the assistance you receive.

9. The Company will provide you a moving an relocation allowance in the amount of one (1) weeks salary to compensate for a variety of expenses (i.e. security deposits, registration fees, window treatments, utility disconnection/hookup fees, etc.) associated with the relocation that are not individually reimbursed.

If you relocate and subsequently resign within one (1) year prior to receiving all of your benefits, all remaining benefits according to this policy will cease. In addition, if you resign within one (1) year of the effective date of this agreement, you will remit to Daleen Technologies all prior reimbursements associated with this relocation agreement in accordance with the terms and conditions specified by the Company.

This relocation benefit is not an employment contract and does not infer continued employment. The relocation process and applications for reimbursement must be completed within one (1) year from the effective date of your transfer.

I accept the relocation benefits, terms and conditions as detailed above:

/s/ David B. Corey                                      July 11, 2001
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David B. Corey                                               Date



Approved:



/s/ Phillip Davis, VP of Human Resources                July 11, 2001
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Authorized Company Representative                            Date







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